PACER FUNDS TRUST
SECOND AMENDMENT TO THE
TRANSFER AGENT SERVICING AGREEMENT

THIS SECOND AMENDMENT dated as of November 16, 2016, to the Transfer Agent Servicing Agreement dated as of May 26, 2015, as amended November 25, 2015 (the “Agreement”), is entered into by and between PACER  FUNDS TRUST, a Delaware statutory trust (the “Trust”), and U.S. BANCORP FUND SERVICES, LLC, a Wisconsin limited liability company (“USBFS”).

RECITALS

WHEREAS, the parties have entered into the Agreement; and

WHEREAS, the parties desire to add the Pacer US Cash Cows 100 ETF, the
Pacer Developed Markets International Cash Cows 100 ETF and the Pacer Emerging Markets Cash Cows 100 ETF to the Agreement; and

WHEREAS, Section 12 of the Agreement allows for its amendment by a written instrument executed by all parties.

NOW, THEREFORE, the parties agree as follows:

Amended Exhibit A of the Agreement is hereby superseded and replaced with Amended Exhibit A attached hereto.

Except to the extent amended hereby, the Agreement shall remain in full force and effect.

IN WITNESS WHEREOF, the parties hereto have caused this Second Amendment to be executed by a duly authorized officer on one or more counterparts as of the date and year first written above.

PACER FUNDS TRUST	U.S. BANCORP FUND SERVICES, LLC

By: /s/ Joe M. Thomson	By: /s/ Michael R. McVoy

Name: Joe M. Thomson	Name: Michael R. McVoy

Title: President and Chairman	Title: Executive Vice President

11/2016	1

Amended Exhibit A to the Transfer Agent Servicing Agreement – Pacer Funds Trust

Fund Names

Name of Series
Pacer Trendpilot 750 ETF
Pacer Trendpilot 450 ETF
Pacer Trendpilot 100 ETF
Pacer US Export Leaders ETF
Pacer Trendpilot European Index ETF
Pacer Autopilot Hedged European Index ETF
Pacer Global High Dividend ETF
Pacer International Export Leaders ETF
Pacer US Cash Cows 100 ETF
Pacer Developed Markets International Cash Cows 100 ETF
Pacer Emerging Markets Cash Cows 100 ETF

11/2016	2